Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Lightyear Network Solutions, Inc. on Form S-8 (File No. 333-169678) of our report dated October 7, 2010, with respect to our audits of the financial statements of SouthEast Telephone, Inc. as of December 31, 2009 and 2008 and for the years then ended, which includes explanatory paragraphs as to the Company’s ability to continue as a going concern and with respect to its correction of prior period errors, which report is included in this Form 8-K of Lightyear Network Solutions, Inc.

/s/ Marcum LLP

New York, NY
October 7, 2010